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                                                                   Exhibit 2.3



                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 30th day of September, 1998 ("Contract Date"), by and between NEW ENGLAND LIFE PENSION PROPERTIES II: A REAL ESTATE LIMITED PARTNERSHIP, a Massachusetts limited partnership ("Seller"), and COPT ACQUISITIONS, INC., a Delaware corporation ("Buyer"), for the purpose of setting forth the agreement of the parties hereto.

                                   BACKGROUND
                                   ----------

         A. This Agreement is made with respect to the following real and personal property owned by Seller (collectively, the "Property"):

                  1. The parcel of land described on Exhibit A attached hereto (the "Land"), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by Seller;

                  2. The reversionary interest in all improvements located on the Land, including, but not limited to, the building, containing 160,000 net rentable square feet, located in Rivers Corporate Park and commonly known as 7200 Riverwood Drive, Columbia, Maryland (the "Building"), and all other structures, systems, and utilities associated with, and utilized by, M.O.R. (hereafter defined) in the ownership and operation of the Building (all such improvements being collectively referred to herein as the "Improvements"), but excluding improvements, if any, owned by the tenants of the Building ("Tenants"); and

                  3. All intangible property used or useful in connection with the foregoing including, without limitation, all trademarks, tradenames, development rights, entitlements, contract rights, tenant improvement loans, guarantees, licenses, permits and warranties (collectively, the "Intangible Personal Property").

         B. Seller currently leases the Land to M.O.R. XXIX Associates Limited Partnership, a Maryland limited partnership ("M.O.R.") pursuant to that certain Amended & Restated Ground Lease, dated as of May 2, 1985, by and between Seller, as lessor, and M.O.R., as lessee, as amended by that certain First Amendment to Ground Lease, dated December 24, 1986, and as further amended by that certain Second Amendment to Ground Lease, dated October 15, 1997 (collectively, the "Ground Lease"). Title to the Improvements is currently vested in M.O.R.

         C. Seller is prepared to sell, transfer, assign and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the


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Purchase Price (hereafter defined) and on the other terms and conditions hereinafter set forth.



                              TERMS AND CONDITIONS
                              --------------------

         In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

         1. Sale and Purchase. Seller hereby agree to sell, transfer, assign and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.

         2. Purchase Price. The purchase price for the Property (the "Purchase Price") shall be Eight Million Five Hundred Seventy-Two Thousand One Hundred Eight Dollars ($8,572,108) , which, subject to the terms and conditions hereinafter set forth, shall be paid by Buyer as follows:

                  2.1. Deposit. Buyer has deposited with the Commonwealth Land Title Insurance Company (the "Title Company") [ One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00) (the "Deposit"). The Deposit shall be held by the Title Company in accordance with the terms of Section 12 hereof. If the Closing (hereafter defined) occurs, any interest earned on the Deposit shall be paid to Buyer at the time of Closing; otherwise any interest earned on the Deposit shall be paid to the party entitled to the Deposit pursuant to the terms of this Agreement.

                  2.2. Payment at Closing; Funding Agreement. At the consummation of the transaction contemplated hereby (the "Closing"), Buyer shall deliver to Title Company cash in an amount equal to the Purchase Price less the Deposit. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing.

         3. Representations and Warranties of Seller. Except (A) as otherwise set forth in the written schedules attached to this Agreement (the "Schedules"), if any, which set forth the exceptions to the representations and warranties contained in this Section 3 and certain other information called for by this Agreement (unless otherwise specified, (i) each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Schedules and (ii) no disclosure made in any particular numbered schedule of the Schedules shall be deemed made in any other numbered schedule of the Schedules unless expressly made therein (by cross-reference or otherwise)), and
(B) as expressly set forth in any document delivered to Buyer by Seller or M.O.R. prior to the Closing, Seller represents and warrants to Buyer that the following matters are true and correct as of the Contract Date, in all

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material respects, and shall be true and correct as of the Closing Date
(hereafter defined), in all material respects, and further covenants as follows:

                  3.1. Authority. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, has been duly authorized by Seller, and, to the best of Seller's knowledge, this Agreement is binding on Seller and enforceable against it in accordance with its terms. No consent of any creditor, investor, partner, shareholder, tenant-in-common, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Property are subject. For the purposes of this Agreement, "Governmental Authority/Authorities" shall mean any agency, commission, department or body of any municipal, township, county, local, state or Federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over all or any portion of the Property or the management, operation, use or improvement thereof.

                  3.2. FIRPTA. Seller is a "United States Person" within the meaning of Section 1445(f)(3) of the Code, as amended, and shall execute and deliver an "Entity Transferor" certification at Closing.

                  3.3. Title. The Ground Lease is in full force and effect according to the terms set forth therein, and has not been modified, amended, or altered, in writing or otherwise. All obligations of Seller under the Ground Lease that have accrued to the date hereof have been performed. Seller is not, and, to the best of Seller's knowledge, M.O.R. is not, in default under the Ground Lease, and there has not occurred any event which, with the giving of notice and/or the passage of time, or both, would constitute a default by Seller or, to the best knowledge of Seller, by M.O.R., thereunder.

                  3.4. Seller's Deliveries. To the best of Seller's knowledge, the copy of the Ground Lease and all other items delivered by Seller or its agents in connection with this Agreement are true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not misleading. The copy of the Ground Lease delivered by Seller to Buyer constitutes the only agreement relating to or affecting the ownership and operation of the Property to which Seller is a party (excluding any loan documents by and between Seller and M.O.R.), there being no "side" or other agreements, written or oral, in force or effect, to which Seller is a party.

                  3.5. Defaults. Seller has not received written notice alleging the existence of any default under (i) any of the recorded documents affecting the Property, or (ii) under any certificate of occupancy, license, permit, authorization or other approval required by law or by any governmental authority having jurisdiction thereover in respect of the Property, or any

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portion thereof, the occupancy thereof or any present use thereof (the
"Governmental Approvals").

                  3.6. Contracts. Other than the Ground Lease, there are no contracts of any kind to which Seller is a party relating to the management, leasing, operation, maintenance or repair of the Property.

                  3.7. Employees. Seller does not employ any persons at the Property.

                  3.8. Compliance with Laws and Codes; Re-Zoning. Seller has not received written notice of (i) any violations of any applicable federal, state or local statutes, regulations, directives ordinances, regulations, codes, licenses, permits and authorizations affecting the Property or the use thereof (or the use and operation of any component, portion or area of the Property), including without limitation those pertaining to environmental matters, contamination of any type whatsoever or health and safety matters, (ii) any threatened proceeding for the rezoning of the Property or any portion thereof, or (iii) the taking of any other action by governmental authorities that would have an adverse or material impact on the value of the Property or use thereof.

                  3.9. Litigation. There are no pending or, to the best of Seller's knowledge, threatened judicial, municipal or administrative proceedings affecting Seller or the Property, or in which Seller is or will be a party by reason of Seller's ownership or operation of the Property. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending against Seller, or to the best of Seller's knowledge, threatened against Seller or pending against any direct or indirect partner of Seller, nor are any of such proceedings contemplated by Seller. In the event any proceeding of the character described in this Section 3.9 is initiated or threatened against Seller prior to the Closing, Seller shall promptly advise Buyer thereof in writing.

                  3.10. Personal Property; Inventory. Seller does not own (i) any personal property either (A) located on or in the Land or Improvements, or
(B) used in connection with the operation and maintenance of the Property, or
(ii) any building materials, supplies, hardware, carpeting and other inventory in connection with Seller's ownership and operation of the Land.

                  3.11. Real Estate Taxes. Seller has not received written notice of any proposed increase in the assessed valuation or rate of taxation of the Property from that reflected in the most recent real estate tax bills. Except as may be initiated by M.O.R., there is not now pending, and Seller will not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year.

                  3.12. Condemnation. Seller has no knowledge of any pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Property.

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         Whenever a representation and warranty in this Section 3 or elsewhere in this Agreement is qualified by "to the best knowledge of Seller," or a similar phrase, it shall mean the actual, not imputed or constructive, knowledge of Kevin Stotts and Richard Greer of AEW Capital Management, L.P. ("AEW"), investment manager of Seller, without any obligation on such individual's part to make any independent investigation of the matters being represented and warranted.

         The representations and warranties in this Section 3 shall be deemed remade by Seller as of the Closing Date with the same force and effect as if in fact specifically remade at that time. Such representations and warranties shall survive the Closing for a period of one year; provided, however, that Buyer shall not be entitled to bring a claim with respect to any representation and warranty during such one year period if, on or prior to the Closing Date, Buyer acquired actual, not imputed or constructive, knowledge that the applicable representation and warranty was not true in all material respects as of the Closing Date.

         EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY IN ITS CONDITION ON THE DATE THEREOF, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN THE M.O.R. AGREEMENT (HEREAFTER DEFINED). BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE M.O.R. AGREEMENT.

         BUYER AGREES THAT IT HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF,

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AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF
THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE M.O.R. AGREEMENT (INCLUDING WITHOUT LIMITATION THE REPRESENTATIONS AND WARRANTIES AND THE PROVISIONS RELATING TO A BREACH THEREOF), BUYER IS RELYING ON SUCH INDEPENDENT INVESTIGATIONS.

         4.       Conditions Precedent to Buyer's Obligations.
                  -------------------------------------------

                  4.1. Seller's Deliveries. To the extent in Seller's or AEW's possession, Seller shall continue to make available to Buyer, from and after the Contract Date, at reasonable times and upon reasonable notice, all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by Seller or AEW, relating to receipts and expenditures pertaining to the Property for the three most recent full calendar years and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by Seller or its agents, relating to operations of the Property (collectively, "Records").

                  4.2.     Inspection; Access.

                           (a) Basic Property Inspection. From and after the
Contract Date, at reasonable times and upon reasonable notice, Buyer, its agents and representatives shall be entitled to conduct inspections of the Property, which will include the rights to: (1) enter upon the Land and Improvements to perform inspections and tests of any and all of the Property, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof, all structural and mechanical systems within the Improvements, including, but not limited to, sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and all equipment and vehicles; (ii) examine and copy any and all Records; (iii) make investigations with regard to zoning, environmental (including, but not limited to, an environmental assessment as specified in Section 4.2(b), which includes, but is not limited to, an analysis of the presence of any asbestos, chlordane, formaldehyde or other Hazardous Material in, under or upon the Property, or any underground storage tanks on, or under, the Land), building, code, regulatory and other legal or governmental requirements; (iv) make or obtain market studies and real estate tax analyses; and (v) interview Tenants with respect to their current and prospective occupancies. Without limitation of the foregoing, Buyer or its designated independent or other accountants may audit the financial statements and all income and expense statements, year-end financial and monthly and annual operating statements for the Property for calendar years 1995, 1996, 1997 and, to the extent available, 1998, and Seller shall supply such documentation as Buyer or its accountants may reasonably request in order to complete such audit.

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                           (b) Environmental Assessment. From and after the
Contract Date, at reasonable times and upon reasonable notice, Buyer or Buyer's agent(s) shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete such environmental inspections and assessments of the Property as Buyer deems necessary or desirable; provided, however, that Buyer shall not perform a "Phase II" environmental assessment or undertake any other invasive physical tests at the Property without first obtaining Seller's approval to do so, which approval shall not be unreasonably withheld or delayed. Buyer and its consultants shall also have the right to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession of Seller or AEW, or its past or present environmental consultants, concerning or in any way related to the environmental condition of the Property. In order to facilitate the assessments and technical review, Seller shall extend its full cooperation (but without third party expense to Seller) to Buyer and its environmental consultants, including, without limitation, providing access to all files and fully and completely answering all questions.

                           (c) Buyer's Undertaking. Buyer hereby covenants and
agrees that it shall cause all studies, investigations and inspections performed at the Property pursuant to this Section 4.2 to be performed in a manner that does not materially or unreasonably disturb or disrupt the tenancies at or business operations of the Property. In the event that, as a result of Buyer's exercise of its rights under Sections 4.2(a) and 4.2(b), physical damage occurs to the Property, then Buyer shall promptly repair such damage, at Buyer's sole cost and expense, so as to return the Property to substantially the same condition as exists on the Contract Date. Buyer hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses that Seller actually suffers or incurs as a direct result of any physical damage caused to, in, or at the Property during the course of, or as a result of, any or all of the studies, investigations and inspections that Buyer elects to perform (or causes to be performed) pursuant to this Section 4.2.

                           (d) Confidentiality. Each party agrees to maintain in
confidence, and not to disclose to Tenants or Tenants' employees, the information contained in this Agreement or pertaining to the transaction contemplated hereby and the information and data furnished or made available by Seller to Buyer, its agents and representatives in connection with Buyer's investigation of the Property and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party's accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement to the extent that such representatives reasonably need to know (in the disclosing party's reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; (ii) to the extent required by or appropriate under any applicable statute, law, regulation or Governmental Authority; (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement or otherwise relating to the Property or any of them; (iv) to the extent such disclosure is required or appropriate in connection with any securities offering or other capital markets or financing transaction undertaken by any Affiliate (hereafter defined) of Buyer; (v) to the extent such information and

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data become generally available to the public other than as a result of disclosure by such party or its agents or representatives; (vi) to the extent such information and data become available to such party or its agents or representatives from a third party who, insofar as is known to such party, is not subject to a confidentiality obligation to the other party hereunder; and
(vii) to the extent necessary in order to comply with each party's respective covenants, agreements and obligations under this Agreement. In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely. Furthermore, Seller and Buyer acknowledge that, notwithstanding any contrary term of this Section 4.2(d), Buyer shall have the right to conduct Tenant interviews, and the disclosure of the existence of this Agreement to the Tenants shall not constitute a breach of the above restriction. Buyer shall also have the right to issue a press release upon the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  4.3.     Title and Survey Matters.
                           ------------------------

                           (a) Title. Buyer shall accept title to the Property
subject only to those matters shown on Schedule B Section 2 (the "Permitted Exceptions") of the marked-up title insurance commitment ("Specimen Policy") attached hereto as Exhibit B.

                           (b) Title A Condition Precedent. It shall be a
condition precedent to Buyer's obligation to close (a "Buyer Condition Precedent") that the title insurance policy issued at the Closing be in the form of the Specimen Policy, including without limitation having all standard and general printed exceptions deleted so as to afford full "extended form coverage," and including all commercially available endorsements which Buyer elects to procure.

                           (c) Failure Regarding Title. Any and all title
exceptions affecting the Property that are not shown on the Specimen Policy shall be "Disapproved Exceptions." If any such Disapproved Exceptions exist at the time of Closing, Buyer shall have the option of either: (i) completing the Closing subject to such Disapproved Exceptions without any abatement of the Purchase Price, or (ii) terminating this Agreement and being immediately paid the Deposit and, in the case where the Disapproved Exception was voluntarily created by Seller, being reimbursed for the actual out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement and the Property, including, but not limited to, legal fees, title company charges, engineering fees, environmental consultant's fees, architects' and surveyors' fees and other similar charges, whereupon the parties shall be released from all liability or obligation to the other and this Agreement shall then and thereafter be null and void.

                  4.4. Additional Buyer's Conditions Precedent. In addition to the other conditions enumerated in this Agreement, the following shall be Buyer's Conditions Precedent:


                           (a) Physical Condition. The physical condition of
Property shall be substantially the same on the Closing Date as on the Contract Date, reasonable wear

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and tear excepted, unless the alteration of said physical condition is the result of Damage.

                           (b) Bankruptcy. As of the Closing Date, neither
Seller nor the Property shall be the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

                           (c) Representations and Warranties True. The
representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date, in all material respects, as though such representations and warranties were made on such date.

                           (d) Covenants Performed. All covenants of Seller
required to be performed on or prior to the Closing Date shall have been performed, in all material respects .

                           (e) Simultaneous Closing. The closing of the
transaction contemplated by that certain Contribution Agreement, dated of even date herewith, by and between Buyer and M.O.R. (the "M.O.R. Agreement") shall occur simultaneously with the Closing contemplated hereunder. Seller specifically acknowledges that, in connection with the transactions contemplated hereby and by the M.O.R. Agreement, Seller has waived any and all purchase rights it may have under the Ground Lease.

         5. New Leases and Lease Modifications. Effective as of the execution of this Agreement, Seller hereby covenants with Buyer as follows:

                  5.1. Ground Lease; New Leases. Seller shall not amend or terminate the Ground Lease, nor shall Seller execute any new lease, license, or other agreement affecting the ownership or operation of all or any portion of the Property, without in each case obtaining Buyer's prior written approval, which approval shall not be unreasonably withheld or delayed.

                  5.2. New Contracts. Seller shall not enter into any contract with respect to the ownership and operation of all or any portion of the Property that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Property, without Buyer's prior written approval, which approval may granted or denied in Buyer's sole discretion.

                  5.3. Operation of Property. To the extent any such obligations are not those of M.O.R. under the Ground Lease, Seller shall perform, when due, all of its obligations under the Ground Lease, Governmental Approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise specifically provided herein, Seller shall deliver the Property at Closing in substantially the same condition as it is in on the Contract Date, reasonable wear and tear excepted. None of the fixtures shall be removed from the Property, unless replaced by fixtures of equal or greater utility and value.

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                  5.4. Good Faith. All actions required pursuant to this
Agreement that are necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by the parties hereto, and each party shall furnish the other with such documents or further assurances as the requesting party may reasonably require.

                  5.5. No Assignment. After the Contract Date and prior to the Closing, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Property or any interest therein.

                  5.6.     Availability of Records, Audit Representation Letter.
                           ----------------------------------------------------

                           (a) Upon Buyer's reasonable request, for a period of
two years after the Closing, Seller shall make the Records available to Buyer for inspection, copying and audit by Buyer's designated accountants. At any time before or within two years after the Closing, Seller further agrees to provide to the Buyer's designated independent auditor, upon the reasonable request of Buyer or such auditor, an audit representation letter delivered by Seller regarding the books and records of the Property maintained by Seller, in a form reasonably agreed upon by Buyer, Seller and their respective accountants.

                           (b) In addition, during such two year period, Seller
shall provide, and cooperate in all reasonable respects in providing, Buyer with copies of, or access to, such factual information as may be reasonably requested by Buyer, and in the possession of Seller or AEW, to enable any Affiliate of Buyer to issue one or more press releases concerning the transaction that is the subject of this Agreement, to file a Current Report on Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission and to make any other filings that may be required by any Governmental Authority. The obligation of Seller to cooperate in providing Buyer with such information shall be at Buyer's sole cost and expense.

                  5.7. Change in Conditions. Seller shall promptly notify Buyer of any change in any condition with respect to the Property of which it receives notice or of the occurrence of any event or circumstance of which it receives notice that makes any representation or warranty of Seller to Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed.

         6.       Closing; Deliveries.

                           6.1. Time of Closing. Except as otherwise provided in
this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") shall take place on the date (the "Closing Date") specified by Buyer upon not less than three (3) days prior notice to Seller, provided that the Closing Date shall occur no later than fifteen (15) days after the Contract Date. The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, Pennsylvania 19103, at such other place as may be mutually agreed upon by the parties, or in escrow at the offices of the Title Company if mutually agreed upon by the parties.

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                  6.2. Seller Deliveries. At the Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Seller and Buyer and their respective counsel:

                           (a) Deed. A Special (or Limited) Warranty Deed to the
Property from Seller, duly executed and acknowledged by Seller, free and clear of all encumbrances, other than the Permitted Exceptions.

                           (b) Assignments. An assignment executed by Seller and
Buyer assigning all right, title and interest of Seller in and to the Ground Lease, and a general assignment executed by Seller to Buyer of all right, title and interest of Seller and its agents in and to the Intangible Personal Property (including, but not limited to, the Governmental Approvals);

                           (c) Affidavit of Title and ALTA Statement. As to
Property, an Affidavit of Title (or comparable document) as required by the Title Company in the State of Maryland as a condition to the deletion of the general exceptions of Schedule B, Section 2 of the commitment for title insurance, executed by Seller, as applicable, and in form and substance acceptable to the Title Company and to Buyer;

                           (d) Original Documents. Provided the same are in the
possession of Seller or AEW, originals of the Ground Lease and any Governmental Approvals;

                           (e) Closing Statement. A closing statement conforming
to the proration and other relevant provisions of this Agreement (the "Closing Statement") duly executed by Seller;

                           (f) Plans and Specifications. All engineering and
architectural plans and specifications, drawings, studies and surveys relating to the Property in Seller's or AEW's possession;

                           (g) Entity Transfer Certificate. Entity transfer
certifications confirming that Seller is a "United States Person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

                           (h) Closing Certificate. A certificate, signed by
Seller, certifying that the representations and warranties of Seller contained in this Agreement are true and correct as of the Closing Date and that all covenants required to be performed by Seller prior to the Closing Date have been performed; and

                           (i) Other. Such other documents and instruments as
may reasonably be required by Buyer, its (or its underwriters' or lenders') counsel or the Title Company and that may be necessary to consummate the transaction that is the subject of this Agreement and to otherwise give effect to the agreements of the parties hereto (including, without limitation, (i) copies of the documents pursuant to which Seller is organized and operates its business, together with proof of the authority of the signatory or signatories of this Agreement on behalf of Seller to execute this Agreement, and (ii) any documents and instruments in Seller's or AEW's possession that have not previously been delivered to Buyer).

         After the Closing, Seller shall execute and deliver to Buyer such further documents and instruments as Buyer shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto.

                  6.3. Buyer Deliveries. At the Closing (or such other times as may be specified below), Buyer shall pay the balance of the Purchase Price in accordance with Section 2.2 and cause to be delivered to Seller the following, each in form and substance reasonably acceptable to Seller and Buyer and their respective counsel:

                           (a) Assignment. The assignments described in Section
6.2(b);

                           (b) Closing Statement. The Closing Statement, duly
executed by Buyer; and

                           (c) Other. Such other documents and instruments as
may reasonably be required by Seller, its counsel or the Title Company and that are necessary to consummate the transaction which is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

         After Closing, Buyer shall execute and deliver to Seller such further documents and instruments as Seller shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto.

            7. Apportionments; Taxes. Except to the extent the following are the obligation of M.O.R. under the Ground Lease, the following shall be prorated and adjusted between Seller and Buyer as of the Closing Date, except as otherwise specified:

                  7.1. Buyer and Seller shall divide the cost of any transfer taxes or recording charges equally between them;

                  7.2. Water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices, or, in the event final readings and invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final utility bills;

                  7.3. All real estate, personal property and ad valorem taxes applicable to the Property and levied with respect to tax year 1998 shall be prorated as of the Closing Date, utilizing the actual final tax bills for those Property. Prior to or at the Closing, Seller shall cause to be paid all tax bills that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Buyer and the Title Company. Each party's respective obligations to reprorate real estate taxes shall survive the Closing.

                  7.4. All assessments, general or special, shall be prorated as of the Closing Date on a "due date" basis such that Seller shall be responsible for any installments of assessments which are first due or payable prior to the Closing Date and Buyer shall be responsible for any installments of assessments which are first due or payable on or after the Closing Date;

                  7.5. Broker's commissions for the Ground Lease, if any, whether with respect to base lease term, future expansions, renewals, or otherwise, shall be paid in full at or prior to the Closing by Seller, without contribution or proration from Buyer;

                  7.6. All rents and other charges due from M.O.R. under the Ground Lease, including, without limitation, all Additional Rent, shall be prorated as of the Closing Date.

                  7.7. The Purchase Price and the Contribution Consideration (as defined in the M.O.R. Agreement), each of which reflect the value that Seller and Buyer and M.O.R. and Buyer, respectively, place upon Seller's interest in the Property and M.O.R.'s interest in the Property, respectively, as of the Contract Date, shall be adjusted to give effect to all of the applicable terms and conditions of the Ground Lease and any loan documents by and between Seller and M.O.R. The purpose of the foregoing adjustment, which Seller and Buyer agree is required by virtue of the Ground Lease and such loan documents, is to ensure that the value of Seller's interest in the Property is accurately reflected as of the Closing Date. Notwithstanding the foregoing, in no event shall the sum of the Purchase Price and the Contribution Consideration as of the Closing Date exceed the sum of the Purchase Price and the Contribution Consideration as of the Contract Date. Following the adjustment described in this Section 7.7 and the consummation of the transaction contemplated hereby, Buyer shall have no obligation to Seller for any sum due under, or in connection with, the Ground Lease or any such loan documents.

                  7.8. Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

         For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. Bills received after the Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid. in cash, by Seller, to the extent due and owing. Bills received by Seller after the Closing Date that relate to expenses incurred, services performed or other amounts allocable to the period on or after the Closing Date, shall be paid, in cash, by the Buyer, to the extent due and owing.

         8. Damage or Destruction; Condemnation; Insurance. If, prior to the Closing, all or any portion of the Property is damaged by fire or other casualty (collectively, "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively, "Eminent Domain"), then Buyer, in its sole and absolute discretion, may elect either of the following options: (i) Buyer may terminate this Agreement by written notice to Seller and receive an immediate refund of the Deposit, whereupon neither party shall have any further liability to the other under this Agreement; or
(ii) Buyer may proceed to close on the Property. In such latter event, if the Property has been made the subject of Eminent Domain, Seller shall fully cooperate with Buyer in the adjustment and settlement of the governmental acquisition proceeding and pay over or assign to Buyer the entire amount of the condemnation award payable by the Governmental Authority.

         9. Default; Indemnity.
            ------------------

                  9.1. Default by Seller. If any of Seller's representations and warranties contained herein shall not be true and correct, in all material respects, on the Contract Date, or if Seller fails to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller's obligation to close), or if any of the Buyer's Conditions Precedent shall not have been satisfied as of the Closing Date, Buyer may elect either to (i) terminate Buyer's obligations under this Agreement by written notice to Seller and receive an immediate return of the Deposit; or (ii) close, in which event Buyer may, subject to the remaining provisions of this Section 9 and the other applicable provisions of this Agreement, file an action for either or both of specific performance and damages to compel Seller to cure all or any of such default(s), in whole or in part.

                  9.2. Default by Buyer. In the event Buyer defaults in its obligations to acquire the Property, then Seller's sole and exclusive remedy shall be to terminate this Agreement and retain the Deposit as liquidated damages. Seller shall have no other remedy for any default by Buyer. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer's breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section 9.2 represents both parties' best efforts to approximate such potential damages.

                  9.3.     Indemnification.
                           ---------------

                           (a) Buyer. Seller agrees to and does hereby
indemnify, defend and hold harmless Buyer, any assignee of Buyer's rights hereunder and each of their respective partners, officers, directors, shareholders, agents and employees, and each of their successors and assigns (collectively, the "Buyer Indemnified Parties"), from and against any and all claims, losses, demands, liabilities, suits, administrative proceedings, causes of action, costs and damages suffered by any Buyer Indemnified Party, but excluding consequential damages, and attorneys' fees of counsel selected by any Buyer Indemnified Party and other costs of defense, incurred, arising against, or suffered by any Buyer Indemnified Party, both known and unknown, present and future, at law or in equity (collectively, "Losses"), arising out of, by virtue of or related in any way to, a breach of any representation, warranty or covenant set forth in this Agreement.

                           (b) Seller. Buyer agrees to and does hereby
indemnify, defend and hold harmless Seller and its respective partners, officers, directors, shareholders, agents and employees, and each of their successors and assigns, from and against any and all Losses arising out of, by virtue of or related in any way to, a breach of any representation, warranty or covenant of Buyer set forth in this Agreement.

                           (c) Control of Defense Counsel. Each indemnified
party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against the indemnified party in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party (i) shall not relieve it from any liability which it may have under any indemnity provided herein unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party hereunder other than its indemnification obligation. If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party's own expense with counsel chosen by the indemnifying party; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists where it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to them which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to separate counsel at the indemnifying party's expense. If an indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section 9.3(c). the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties. In such event, however, no indemnifying party will be liable for any settlement effected without the written consent of such indemnifying party. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.


                  9.4.     Limitations.

                           (a) The obligations of the parties pursuant to this
Section 9 shall be limited to claims made prior to the last date of survival of the applicable representation, warranty or covenant referred to in this Agreement (and the absence of any express survival period shall be construed to mean that such representation, warranty or covenant survives without limit).

                           (b) The amount of either party's liability under this
Agreement shall be determined taking into account (A) any applicable insurance proceeds actually received by the other party, and (B) any other savings realized in connection with such liability that actually reduce the overall impact of the Losses upon the other party.

                           (c) Notwithstanding anything in this Agreement to the
contrary, Seller shall have no liability to any Buyer Indemnified Party unless the valid claims hereunder collectively aggregate more than $60,000, in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence (except for any claim based on fraud by Seller in connection with this Agreement, which claim shall not be subject to the limitations of this Section 9.4(c)). Further, any recovery against Seller hereunder shall be limited to each Buyer Indemnified Party's actual damages and to an amount which, when combined with any and all other recovery from Seller shall not exceed $300,000 in the aggregate (except for any recovery based on fraud by Seller in connection with this Agreement, which recovery shall not be subject to the limitations of this Section 9.4(c)).

                           (d) Notwithstanding anything in this Agreement to the
contrary, Buyer shall not have any liability to Seller unless the valid claims hereunder aggregate more than $60,000, in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence (except for any claim based on fraud by Seller in connection with this Agreement, which claim shall not be subject to the limitations of this Section 9.4(d)). Further, any recovery against Buyer hereunder shall be limited to Seller's actual damages and to an amount which, when combined with any and all other recovery from Buyer, shall not exceed $300,000 in the aggregate (except for any recovery based on fraud by Seller in connection with this Agreement, which recovery shall not be subject to the limitations of this Section 9.4(d)).

         10. Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:



                  10.1.    If to Seller:

                                    New England Life Pension Properties II:
                                    A Real Estate Limited Partnership
                                    c/o AEW Real Estate Advisors, Inc.
                                    225 Franklin Street
                                    Boston, Massachusetts 02110
                                    Telephone No.: 617-261-9324
                                    Fax No.: 617-261-9555
                                    Attention:       General Counsel

                           With a copy to:

                                    New England Life Pension Properties II:
                                    A Real Estate Limited Partnership
                                    c/o AEW Real Estate Advisors, Inc.
                                    225 Franklin Street
                                    Boston, Massachusetts 02110
                                    Telephone No.: 617-261-9517
                                    Fax No.: 617-261-9555
                                    Attention:       Mr.  Kevin Stotts

                           With a copy to:

                                    Hale and Dorr LLP
                                    60 State Street
                                    Boston, Massachusetts 02109
                                    Telephone No.: 617-526-6229
                                    Fax No.: 617-526-5000
                                    Attention:       Jeffrey A.  Hermanson, Esq.

                  10.2.    If to Buyer:

                                    COPT ACQUISITIONS, INC.
                                    401 City Avenue, Suite 615
                                    Bala Cynwyd, PA  19004-1126
                                    Telephone:       (610) 538-1800
                                    Facsimile:       (610) 538-1801
                                    Attention:       Clay W. Hamlin, III

                           With a copy to:

                                    MORGAN, LEWIS & BOCKIUS LLP
                                    2000 One Logan Square
                                    Philadelphia, PA  19103
                                    Telephone:       (215) 963-5178
                                    Facsimile:       (215) 963-5299
                                    Attention:       Eric L. Stern, Esquire

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by nationally recognized overnight courier service; or by telecopy during normal business hours (with a follow-up telephone call within four (4) hours during normal business hours), with an original by regular mail. Any such notice or communication shall be effective when delivered or when delivery is refused.

         11. Brokers. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction other than the Manekin Corporation ("Broker"). Seller shall pay Broker a commission pursuant to a separate agreement, if, as and when the Closing occurs, but not otherwise. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation or undertaking set forth in this Section 11. The provisions of this Section 11 shall survive Closing or the termination of this Agreement.

         12. Title Company. Title Company shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:

                  12.1. Obligations. Title Company undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Title Company.

                  12.2. Reliance. Title Company may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Title Company shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Title Company's duties under this Agreement shall be limited to those provided in this Agreement.

                  12.3. Disputes. If the parties (including Title Company) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Title Company, or the application of the Deposit, Title Company shall hold the Deposit until the receipt of written instructions from both Buyer and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Title Company may, but shall not be required to, file an action in interpleader to resolve the disagreement. Title Company shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Title Company in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

                  12.4. Counsel. Title Company may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Title Company shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

         13. Representations of Buyer. Buyer represents and warrants that:

                  13.1. Buyer is a corporation duly authorized and validly existing under Delaware law. The execution and delivery of this Agreement by Buyer, and the performance of this Agreement by Buyer, has been duly authorized by Buyer, and, to the best of Buyer's knowledge, this Agreement is binding on Buyer and enforceable against it in accordance with its terms. No consent of any creditor, investor, partner, shareholder, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Buyer is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Buyer is a party or by which Buyer is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Buyer is subject.

                  13.2. Buyer has available to it unrestricted funds which it may use in its sole discretion to pay the full Cash Component and otherwise comply with the provisions of this Agreement. Buyer acknowledges and agrees that its obligations hereunder are not contingent upon Buyer obtaining third party financing.

         The representations and warranties in this Section 13 shall be deemed remade by Buyer as of the Closing Date with the same force and effect as if in fact specifically remade at that time. Such representations and warranties shall survive the Closing for a period of one year; provided, however, that Seller shall not be entitled to bring a claim with respect to any representation and warranty during such one year period if, on or prior to the Closing Date, Seller acquired actual, not imputed or constructive, knowledge that the applicable representation and warranty was not true in all material respects as of the Closing Date.

         14.      Miscellaneous.
                  -------------

                  14.1. Assignability. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no direct or indirect conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller during the term of this Agreement. Buyer may assign all or any of its right, title and interest under this Agreement to any corporate or partnership entity affiliated with, or related to, the Buyer ("Affiliate") without Seller's approval, but any other assignment by Buyer shall require Seller's prior approval, which approval shall not be unreasonably withheld or delayed. For purposes of this Agreement, an Affiliate shall, without limitation, include any entity having common ownership or management with Buyer. No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment. In addition to its right of assignment, Buyer shall also have the right, exercisable prior to the Closing, to designate any Affiliate, as the grantee or transferee of any or all of the conveyances, transfers and assignments to be made by Seller at the Closing hereunder, independent of, or in addition to, any assignment of this Agreement. In the event of an assignment of this Agreement by Buyer (but not in the event of the designation of any Affiliate), its assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including but not limited to, the right of further assignment in accordance with the terms hereof), and the assignor shall be released from all liability hereunder. In the event that an Affiliate shall be designated as a transferee hereunder, that transferee shall have the benefit of all of the representations and rights which, by the terms of this Agreement, are incorporated in or related to the conveyance in question.

                  14.2. Expenses. Except and to the extent as otherwise expressly provided to the contrary herein, Buyer and Seller shall each bear its own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

                  14.3. Litigation. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. The parties hereby further acknowledge and agree that in the event of litigation between them, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought shall have the right to allocate responsibility, between Seller and Buyer, for all costs and expenses (including, but not limited to, attorneys' reasonable fees) incurred by both Seller and Buyer in the pursuit of that litigation resolved through compromise, settlement or partial judgment. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 14.3 shall survive termination of this Agreement and the Closing, if applicable.

                  14.4. Limitation of Liability. All liabilities and obligations of Buyer under this Agreement shall be those of Buyer only. Subject to the consummation of an assignment, Seller shall not, under any circumstances, look to any person or entity other than Buyer, including, but not limited to, any Affiliate of Buyer, for performance or satisfaction of Buyer's obligations and liabilities in connection with this Agreement. Without limiting the foregoing, none of Buyer or any Affiliate of Buyer or their respective members, partners and shareholders shall incur any liability under any document or agreement required in connection with this

Agreement, and Buyer shall not be required (in connection with this Agreement) to execute any document or agreement. that does not expressly exculpate and release such parties and theirs respective successors, assigns, affiliates, officers, shareholders, partners, employees, agents and representatives from any liability or obligation arising out of, or in connection with, this Agreement. Except as otherwise specifically provided in this Agreement, neither Buyer nor any Affiliate of Buyer shall assume or discharge any debts, obligations, liabilities or commitments of Seller or M.O.R., whether accrued now or hereafter, fixed or contingent, known or unknown.

                  14.5. Reasonable Efforts. Seller and Buyer shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain any and all consents and approvals of third parties (including, but not limited to, governmental authorities) to the transaction contemplated hereby, and to otherwise perform as may be necessary or otherwise reasonably requested by the other party to effectuate the transfer of the Property to Buyer in accordance with, and to otherwise carry out the purposes of, this Agreement.

                  14.6. Governing Law; Bind and Inure. This Agreement shall be governed by the law of the State of Maryland and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

                  14.7. Recording. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition shall constitute a material breach of Buyer, entitling Seller to terminate this Agreement.

                  14.8. Time of the Essence. Time is of the essence of this Agreement.

                  14.9. Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

                  14.10. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                  14.11. Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

                  14.12. Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

                  14.13. Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

         SELLER:                 NEW ENGLAND LIFE PENSION PROPERTIES II:  A
                            REAL ESTATE LIMITED PARTNERSHIP,
                                 a Massachusetts limited partnership

                                 By:      Copley Properties Company II, Inc.,
                                          its managing general partner

                                          By: ______________________________
                                              Name:
                                              Its:

         BUYER:                  COPT ACQUISITIONS, INC., a Delaware corporation

                                 By: _______________________________
                                       Randall M. Griffin, President

                                  Exhibit "A"
                               Legal Description

     BEING known and designated as Parcel A, as shown on Plat entitled, "Columbia, Rivers Corporate Park, Section 1, Area 2, Parcel A, B, C, D and Lot 1, Sheets 3 and 4 of 6", and recorded among the Land Records of Howard County, Maryland, as Plat Nos. 6017 and 6018, which Parcel A is more particularly described as follows, according to a survey by KCI Technologies, Inc. dated September 23, 1998;

     BEGINNING for the same at a point on the northwesterly right of way of Riverwood Drive, 60 feet wide, said point being known as point number 1307, as shown on a plat entitled "Rivers Corporate Park, Section, Area 2, Parcels A, B, C, D, and Lot 1", sheet 3 of 6 and recorded among the Plat Records of Howard County as Plat Number 6017; thence binding on said right of way line and also running along the outline of Parcel A, as shown on said plat and also shown on a plat entitled "Rivers Corporate Park, Section 1, Area 2 Parcels A, B, C, D, and Lot 1", sheet 4 of 6 and recorded among the Plat Records of Howard County as Plat Number 6018.

     1.   South 47 degrees 54 minutes 07 seconds West 425.20 feet; thence

     2.   By a curve to the right, with a radius 25.00 feet an arc length of
          21.42 feet, said curve having a chord bearing South 72 degrees 26 minutes 51 seconds West 20.77 feet, thence

     3.   By a curve to the left, with a radius 59.00 feet and an arc length
          256.28 feet, said curve having a chord bearing South 27 degrees 26 minutes 44 seconds East 97.32 feet, thence leaving said right of way line and still running along the outline of said Parcel A as shown on Plat Number 6018

     4.   Due South 381.74 feet, thence

     5.   South 56 degrees 31 minutes 45 seconds East 315.00 feet, thence

     6.   South 26 degrees 57 minutes 27 seconds West 320.00 feet, thence

     7.   South 87 degrees 41 minutes 59 seconds West 280.09 feet, thence

     8.   North 56 degrees 31 minutes 45 seconds West 290.11 feet, thence

     9.   North 24 degrees 58 minutes 08 seconds East 289.01 feet, thence

     10.  North 42 degrees 08 minutes 15 seconds West 84.96 feet, thence

     11.  Due West 365.00 feet, thence

     12.  North 08 degrees 20 minutes 55 seconds West 482.11 feet, thence

     13.  North 30 degrees 51 minutes 28 seconds East 370.44 feet, thence

     14.  Due East 210.00 feet, thence

     15.  North 62 degrees 07 minutes 19 seconds East 156.12 feet, thence

     16.  North 76 degrees 16 minutes 58 seconds East 261.46 feet, thence

     17. South 55 degrees 47 minutes 01 seconds East 329.67 feet to the point of beginning.

     CONTAINING 20.3011 acres or land more of less.

                                    Exhibit B

                              Specimen Title Policy














                                       B-2